Exhibit 3.1
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                                                         STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                      DIVISION OF CORPORATION
                                                     FILED 09:00 AM 07/16/2002
                                                        020456024 - 3547944

                         Certificate of Incorporation
                                      of
                               Welund Fund, Inc.

FIRST:  The name of the corporation shall be Welund Fund, Inc.

SECOND:   Its  registered office is to be located at 25 Greystone Manor, in the city of Lewes, County  of Sussex, Delaware, 19958-9776. The registered agent is
Harvard Business Services, Inc. whose address is the same as above.

THIRD:  The nature of business  and purpose of the organization is to engage in any lawful act or activity for which  corporations  may  be organized under the
Delaware General Corporation Laws.

FOURTH:   The  total  number  of  shares  of  stock  which  the Corporation  is authorized to issue is 120,000,000 shares, consisting of 100,000,000  shares of
Common  Stock  having a par value of $.0001 per share and 20,000,000 shares  of
Preferred Stock having a par value of $.0001 per share and to be issued in such series and to have  such  rights, preferences, and designation as determined by the Board of Directors of the Corporation.

FIFTH:    The number of directors  constituting  the initial board of directors of the corporation is one. The number of directors  may  be either increased or decreased from time to time by the Bylaws, but shall never  be  less  than  one
(1).  The  name  and  address of each person who is to serve as a member of the initial board of directors is:

T. Chong Weng, 244 Fifth Avenue, #W219, New York, New York 10001-7604

SIXTH:  The name and address of the incorporator is as follows:

T. Chong Weng, 244 Fifth Avenue, #W219, New York, New York 10001-7604

SEVENTH:  The Board of  Directors  shall  have the power to amend or repeal the by-laws.

EIGHTH:   No director shall be personally liable  to  the  Corporation  or  its stockholders  for  monetary  damages  from any breach of fiduciary duty by such director as a director.  Notwithstanding  the  foregoing  sentence,  a director shall be liable to the extent provided by applicable law, (i) for breach of the directory's  duty  of loyalty to the Corporation or its stockholders, (ii)  for acts or omissions not  in good faith or which involve intentional misconduct or a knowing violation of law,  (iii)  pursuant  to  Section  174  of the Delaware
General  Corporation  Law  or (iv) for any transaction from which the  director
derived an improper personal  benefit.   No  amendment  to  or  repeal  of this
Article  Eighth  shall  apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and  acknowledged  this  certificate of incorporation this
11th day of July, A.D., 2002.

                                          /s/ T. Chong Weng
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                                          T. Chong Weng, Incorporator